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                                                                    EXHIBIT 10.2


                                RELEASE AGREEMENT


          This Release Agreement is made and entered into effective on the 27th day of June, 2000 between Jeffrey A. Hutsell, an individual resident of Illinois ("Hutsell") and Enesco Group, Inc. a Massachusetts corporation with its principal place of business located in Itasca, Illinois, ("Enesco").

          WHEREAS, Hutsell and Enesco entered into an Employment Agreement dated June 29, 1999 pursuant to which Hutsell was retained by Enesco as its President and Chief Executive Officer (the "Employment Agreement"), a copy of which is attached to and incorporated by this reference in this Agreement as Exhibit "1"; and

          WHEREAS, Hutsell and Enesco have mutually agreed to the resignation of Hutsell as a Director and President and Chief Executive Officer of Enesco and all of subsidiaries of Enesco, which resignation was effective June 27, 2000; and

          WHEREAS, the parties desire to enter into this Release Agreement pursuant to the Employment Agreement on the terms and conditions hereafter set forth;

          Now, therefore, for good and valuable consideration, the receipt and sufficiency of which are expressly acknowledged by both Hutsell and Enesco, it is hereby agreed as follows:

          1. Employment Status. Hutsell's employment with Enesco terminated on June 27, 2000 (the "Termination Date"). As of the Termination Date, Hutsell's salary as an employee of Enesco ceased and any entitlement Hutsell has or might have under any Enesco-provided benefit programs terminated, except as required by applicable law and regulation and except as expressly provided in this Agreement and the Employment Agreement.

          2. Salary and Benefits. The parties acknowledge and agree that Hutsell is entitled to receive the salary, bonus and benefits provided for in Paragraph 4(e) of the Employment Agreement as summarized in the letter dated September 14, 2000 attached as Exhibit "A", and in consideration for the Release by Hutsell provided in Paragraph 3 of this Agreement, but provided that Hutsell does not revoke this Agreement as provided in paragraph 10(a) and except as specified in paragraph 9, Enesco covenants and agrees to provide such salary, bonus and benefits as defined in Paragraphs 3(a), 3(b) and 3(c) of the Employment Agreement, as modified by Paragraph 4(e) of the Employment Agreement for a period of three years from the date of this Agreement until June 26, 2003, as summarized in the letter dated September 14, 2000 attached as Exhibit "A".

          3. Release. In exchange for the payments and other benefits described in Paragraph 2 and other good and valuable consideration, Hutsell hereby agrees that Hutsell and Hutsell's representatives, heirs, executors, administrators, agents, estate, successors and assigns release and forever discharge Enesco, its affiliates and/or their respective successors, predecessors, assigns, directors, stockholders, officers, employees and/or agents, both individually and in their official capacities with Enesco and/or its affiliates, from any and all actions, causes of action, suits, claims, demands, obligations, costs, judgments, complaints, contracts, agreements, promises, debts, claims, damages and liabilities of whatever kind or nature, at law, in equity or otherwise, whether existing or

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contingent, known or unknown, arising out of Hutsell's employment with or
Hutsell's termination of employment from Enesco; provided, however, that nothing contained herein shall limit Hutsell's right to enforce the Employment Agreement, Hutsell's rights under any benefit plans of Enesco, or Hutsell's right to indemnification as a director, officer or employee of Enesco and its affiliates. This release is intended by Hutsell to be all-encompassing and to act as the full and total release of any claims (other than to enforce the Employment Agreement or to seek indemnification as aforesaid) that Hutsell may have or has had against Enesco and/or its affiliates and/or their successors, predecessors, assigns, directors, stockholders, officers, employees and/or agents, both individually and in their official capacities with Enesco and/or its affiliates, including but not limited to claims arising under common law, contracts, implied contract, public policy, tort, personal injury, or any federal, state or local statute, law, constitution, ordinance, regulation or order, including but not limited to the Age Discrimination in Employment Act, as amended, 29 U.S.C. 621, et seq., the Employment Retirement Income Security Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act, the Illinois Human Rights Act, Ill. Rev. Stat. Ch. 68, Sec. 1-101, et seq. and/or any applicable employment related federal, state or local statute, law, ordinance, regulation or order in the United States.

          4. Waiver of Rights and Claims Under The Age Discrimination In Employment Act, As Amended. Hutsell has been informed that, because Hutsell is 40 years of age or older, Hutsell has or might have specific rights and/or claims under the Age Discrimination in Employment Act, as amended. In connection with the consideration described in Paragraph 2 above, Associate specifically waives such rights and/or claims to the extent that such rights and/or claims arose prior to the date this Agreement was executed, as more fully set forth in Paragraph 10(a).

          5. Company Files, Documents And Other Property. Hutsell warrants that, on or prior to the date of execution of this Agreement, Hutsell has returned to Enesco and/or one or more affiliates of Enesco all keys, laptop computers, cellular telephones, hand held personal data organizers, other equipment, credit cards or other items, including all business files, reports, books, data and documents, that have been in Hutsell's possession and that are the property of Enesco and/or one or more affiliates.

          6. Change in Control. The obligation of Enesco to continue and to provide the salary and benefits to Hutsell as set forth in Paragraph 2 of this Agreement shall survive any change in control of Enesco by merger, acquisition or other means and shall continue as an obligation of Enesco and any successor in interest of Enesco.

          7. Stock Options. All outstanding vested Stock Options previously awarded to Hutsell by Enesco shall continue on the terms and conditions set forth in the respective Stock Option Plan Agreements pursuant to which they were awarded.

          8. Expenses. Enesco shall reimburse Hutsell for all outstanding expenses incurred in connection with the business of Enesco and Hutsell agreed to submit expense reports to Enesco for all such expenses within thirty (30) days of the date of this Agreement.

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          9.  Survival of Other Obligations. The obligations and undertakings of
Hutsell set forth in Paragraphs 5 and 6 of the Employment Agreement shall continue in full force and effect according to their terms, and Enesco's continuing obligations pursuant to Paragraph 2 of this Agreement and Paragraph 4(e) of the Employment Agreement are expressly conditioned upon Hutsell's continued compliance with Paragraphs 5 and 6 of the Employment Agreement and the execution and return of this Release Agreement, and Hutsell's not revoking this Agreement after its execution, pursuant to Paragraph 10(a).

          10. Representations And Governing Law.

               (a) Hutsell has been advised by Enesco to consult with an attorney prior to executing this Agreement and Hutsell acknowledges and represents that he has retained the services of Fred Tannenbaum, Esquire of Gould & Ratner to represent him in connection with this Agreement. Hutsell acknowledges that Hutsell understands the terms and effect of this Agreement and that Hutsell has had twenty-one days to consider whether to execute this Agreement. Hutsell further acknowledges that within seven days from the date of the execution of this Agreement, Hutsell may, at Hutsell's sole option, revoke this Agreement upon written notice to General Counsel, Enesco Group, Inc., 225 Windsor Drive, Itasca, IL 60143 and that this Agreement will not become effective until the seven day revocation period has expired.

               (b) This Agreement represents the complete understanding between the parties, supersedes any and all other agreements, letters, memoranda, correspondence and understandings, whether oral or written, except as expressly stated hereto to the contrary, and may not be modified, altered or changed except upon written consent of the parties. If any of the provisions of the Agreement are determined to be invalid or inoperative, such determination shall not affect the efficacy of the remainder of the Agreement and any such invalid or inoperative provision shall be deemed severable.

               (c) The Agreement shall be governed by and construed in accordance with the Laws of the State of Illinois, without giving effect to the principles of conflicts of law thereof.

               (d) Hutsell represents that Hutsell has read the foregoing Agreement, fully understands the terms and conditions of this Agreement and is knowlingly and voluntarily executing the same without any duress or undue influence. In entering into the Agreement, Hutsell does not rely on any representation, promise or inducement made by Enesco and/or its affiliates, with the exception of the consideration described in this document. Hutsell understands that, once Hutsell executes the Agreement and after expiration of the revocation period provided in Paragraph 10(a), Hutsell will be bound by its terms.

               (e) The Employee agrees to cooperate fully with the Company and any of the parties released under Paragraph 3 in investigating, defending prosecuting, litigating, filing, initiating or asserting any claims or potential claims (whether legal equitable, administrative, or other) that may be made by or against the

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Company or any of the other parties released under paragraph 3 and that may relate to or arise out of the Employee's employment with the Company. Company agrees to reimburse to Employee any reasonable expenses incurred by Employee for travel, hotel, and similar costs in connection with Employee's compliance with this paragraph, and further agrees to provide reasonable prior notice of any necessary compliance in order to minimize interference with Employee's employment responsibilities with any other employer.

               (f) Nothing in this Agreement is intended to or shall be construed as an admission by the Company or any of the other parties released under Paragraph 3 that any of them violated any law, interfered with any right, breached any obligation or otherwise engaged in any improper or illegal conduct with respect to the Employee or otherwise. The Company and the other parties released under Paragraph 3 expressly deny any such illegal or wrongful conduct.

          Executed this 25th day of September, 2000.


Enesco Group, Inc.


By: /s/ John F. Cauley                           /s/ Jeffrey A. Hutsell
   -----------------------------------------     -----------------------------
    John F. Cauley                               Jeffrey A. Hutsell
    Chairman of the Board


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[LETTERHEAD OF ENESCO]



September 14, 2000

Fred Tannenbaum, Esq.
Gould & Ratner
8th Floor
222 North LaSalle Street
Chicago, IL  60601

Re:  Jeff Hutsell Release Agreement

Dear Fred:

I have reviewed our correspondence and telephone conversations regarding Jeff Hutsell's Employment Agreement and Release with the Board and have explained the requests you made in our last phone conversation of two weeks ago. The Board has made its final decision of these open matters which are summarized below:

In order to minimize any future questions, I am again summarizing below the various aspects of the severance to which Jeff is entitled under his Employment Agreement and Company Policy by incorporating the items from my August 4 and August 22 letters to you, modified to the extent possible to accommodate your most recent comments and suggestions. A revised Release Agreement is attached, incorporating the agreed changes. These items are contingent on execution and non-revocation of the Release Agreement:

1) Salary. The annual base salary of $495,000 will be continued for three years from June 27, 2000 to June 26, 2003 and will be payable bi-weekly in accordance with Enesco's normal payroll practices.

2) Car Allowances. The car allowance of $30,000 annually will be continued for three years from June 27, 2000 to June 26, 2003, subject to increase based on periodic review by Enesco's Treasury Department as provided in Section 3(c) of the Employment Agreement and will be payable bi-weekly. I have requested the Payroll Department to be sure that the car allowance is included with the bi-weekly checks and to make up any shortfalls once the Release Agreement is finally effective.

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Page Two
September 14, 2000



3) Management Incentive Bonus. Jeff's participation in the Management Incentive Bonus Plan of Enesco will continue for the calendar years 2000, 2001 and 2002, in accordance with the terms of that Plan, except that any bonus will be based on corporate performance rather than individual performance goals, as provided in Section 4(e) of the Employment Agreement. No MIP bonus will apply for 2003 as the Plan expressly requires employment on December 31, 2003 to qualify. For your information, Mr. Seawright was entitled to a pro-rated MIP for the final, partial calendar year of his three year severance period, because the MIP Plan then in effect specifically provided for such pro-ration. The MIP Plan was subsequently changed in 1999 at Jeff's insistence to provide that an associate must be employed on December 31 to be eligible for the MIP.

4) Medical Annual Executive Benefit. This benefit in the amount of $5,000 annually, will continue in full for 2001, 2002 and 2003. In addition, Jeff will be reimbursed for an annual physical exam in 2001, 2002 and 2003 (prior to June 27, 2000) up to $500 annually on presentment of a statement of the charges.

5) Financial Planning Annual Benefit. This benefit in the amount of $5,000 annually, will continue in full for 2001, 2002 and 2003.

6) Life Insurance. Reimbursement for term life insurance premiums on Jeff's life for coverage up to 3 times the annual final base salary will continue for coverage through June 26, 2003, on presentment of premium statements. Jeff will be reimbursed for the full premium amount, unless the premium rate for the same coverage level from the Company's then group life insurance carrier is less, in which case Jeff will be reimbursed only for the lower group cost for the same level of coverage. Jeff will be notified if there is a change in the group life insurance carrier and a resulting reduction in group life insurance rates.

7) Short Term and Long Term Disability Insurance. This coverage will be continued at no less than the current levels through June 26, 2003, subject to increase based on periodic review by Enesco's Treasury Department as provided in Section 3(c) of the Employment Agreement. A summary of the current coverage has been requested and will be provided shortly.

8) Health Insurance. Coverage under Enesco's group health, vision, drug and dental insurance plans will be continued for both Jeff and his wife to the earlier of age 65 for each, death or eligibility for Medicare, at not less than the current levels of coverage, subject to increase based on periodic review by Enesco's Treasury Department as provided in Section 3(c) of the Employment Agreement and on not less than the same proportionate premium contribution levels applicable to Enesco employees, as modified from time to time. Coverage also will include Jeff's other eligible dependents (as defined in the applicable plans) through June 26, 2003.

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Page Three
September 14, 2000



9) Retirement 401(K) Plan. Contributions and coverage will be provided as stated in the applicable Plan, a copy of which was attached to the August 4 letter. There is no provision in the 401K Plan for participation by a non-employee, and federal tax law prohibits participation by a non-employee. Mr. Seawright also was not eligible to participate after the date of his termination as an employee and did not participate. The Board has determined not to make an exception in Jeff's case.

10) Stock Options. Outstanding stock options granted to Jeff will be treated as provided in each applicable Plan, based on his termination date of June 27, 2000.

11) Other Benefits. The Employment Agreement also provides for continuation of all other "standard" insurance and other benefits maintained by Enesco for its employees and directors, for the period ending June 26, 2003; however, I am not aware of any other such standard benefits which would be included in Jeff's post termination compensation. The provision of a laptop computer, Palm Pilot, monthly phone bills and AOL and AT&T Internet connections were treated by Enesco as business expenses of Enesco, not as employment benefits granted to Jeff. For that reason, they were not reported as income to Jeff on his W-2 forms. These employee expenses can no longer be continued after Jeff's termination, although it has been agreed that Jeff can purchase the laptop and Palm Pilot, if he wishes to do so, at current residual value. The IT Department will prepare a separate statement of this residual value once this Release is signed, and Jeff can then decide either to send a check or return the equipment. The charitable contribution match will continue for the three year term, with a pro-ration for 2003. Any vacation accrued on a proportionate basis up to June 27, 2000, reduced by any vacation charged through June 27, will be paid in full when the Release becomes effective and is not revoked as provided in Paragraph 10(a) of the Release.

          Jeff was already covered under the D&O policy and By-law indemnification provision for any claim, whenever made, based on Jeff's conduct or actions while an Enesco employee; therefore, there is no special language amendment required to cover these matters. In that regard, we discussed the pending lawsuit filed by Royce & Company, naming Jeff as a party, based on alleged insider stock purchases. A copy of the Complaint and the retainer letter for Jeff from Skadden, Arps, Slate, Meagher & Flom is attached.

          There is no provision allowing future elective deferrals under the Cafeteria Plans since tax deferrals are only available to employees under applicable tax law and Enesco therefore can no longer continue such deferrals. I have raised your request for continuation of the pre-tax or tax deferral benefits, and the Board has decided that there is no basis for an exception for Jeff.

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Page Four
September 14, 2000



          I trust you will find the enclosed Release Agreement in order and that we can proceed with the execution. As provided in the Employment Agreement, the Release is to be in form satisfactory to Enesco. Please return two fully executed originals to me for signing by Enesco, after which I will return a fully-executed original to you. Also, please have Jeff sign the formal Resignation which I sent to you already (copy attached) and both copies of the enclosed retainer letter from Skadden, Arps.

Sincerely,

/s/ Robert J. Hipple

Robert J. Hipple
Senior Vice President and General Counsel

Attachments